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                                  FORM 18-K/A

           For Foreign Governments and Political Subdivisions Thereof



                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                            ------------------------
                                 AMENDMENT NO. 6
                                       TO
                                  ANNUAL REPORT
                                       OF
                             THE REPUBLIC OF TURKEY
                              (Name of Registrant)
                             -----------------------

               Date of end of last fiscal year: December 31, 2002

                             SECURITIES REGISTERED*

                      (As of the close of the fiscal year)

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   Title of Issue              Amounts as to                       Names of
                            which registration                  exchanges on
                              is effective                    which registered
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        N/A                        N/A                               N/A
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           Names and address of persons authorized to receive notices and communications from the Securities and Exchange Commission

                Republic of Turkey Consulate General in New York
                               Economic Counselor
                                 821 U.N. Plaza
                                    4th Floor
                            New York, New York 10017

* The Registrant is filing this annual report on a voluntary basis.

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                             THE REPUBLIC OF TURKEY

     Reference is made to the registration statement filed with the Securities and Exchange Commission (the "Commission") on January 22, 2004 and effective as of February 18, 2004 (Registration Number 333-112081) (the "Registration Statement") of The Republic of Turkey (the "Registrant").

     The sole purpose of this Amendment No. 6 is to file with the Commission the legal opinions included as Exhibits M and N hereof in accordance with the Registrant's undertaking in the Registration Statement to furnish copies of such legal opinions as may be required (including the opinion of the Legal Advisor to the Registrant) in connection with any issue of securities under the Registration Statement.


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                                    SIGNATURE

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this Amendment to be signed on its behalf by the undersigned, thereunto duly authorized, in Ankara, Turkey on the 30th day of June, 2004.


                                            REPUBLIC OF TURKEY
                                            By:  /s/ Turan Oz
                                               --------------------------------
                                                 Turan Oz
                                                 Acting Deputy Director General
                                                 of Foreign Economic Relations
                                                 Undersecretariat of Treasury
                                                 Prime Ministry


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                                  EXHIBIT INDEX

Exhibit
Number                                                               Page Number
------                                                               -----------


     A    None .....................................................

     B    None .....................................................

*    C    Copy of the 2003 Annual Budget of Turkey .................

*    D    Current Turkey Description ...............................

*    E    Description of Amendments to be made to Fiscal Agency
          Agreement, dated as of December 15, 1998, between the Republic of Turkey and JPMorgan Chase Bank, as Fiscal
          Agent ....................................................

*    F    Form of Amendment No. 1, dated as of September 17,
          2003, to Fiscal Agency Agreement, dated as of December
          15, 1998, between the Republic of Turkey and JPMorgan
          Chase Bank, as Fiscal Agent ..............................

*    G    Opinion of the First Legal Advisor, Prime Ministry of
          the Republic of Turkey dated September 24, 2003 ..........

*    H    Opinion of Arnold & Porter dated September 24, 2003 ......

*    I    Form of Amendment No. 2, dated as of January 7, 2004, to
          Fiscal Agency Agreement, dated as of December 15, 1998, between the Republic of Turkey and JPMorgan Chase Bank, as Fiscal Agent ..........................................

*    J    Opinion of the First Legal Advisor, Prime Ministry of
          the Republic of Turkey dated January 14, 2004 ............

*    K    Opinion of Arnold & Porter dated January 14, 2004 ........

*    L    Recent Developments of the Republic of Turkey as of
          February 10, 2004 ........................................

     M.   Opinion of the First Legal Advisor, Prime Ministry of
          the Republic of Turkey dated June 30, 2004 ...............

     N.   Opinion of Arnold & Porter dated June 30, 2004 ...........

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* Previously filed.

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